FORM OF

2025 SENTINEL EQUITY INCENTIVE PLAN

AWARD AND AGREEMENT

This Agreement is made effective as of ____, 202_, by and between Sentinel Holdings, Ltd (the “Company”) and the designated Employee, ____________ ( the “Participant”), and is made pursuant to the terms of the 2025 Sentinel Equity Incentive Plan, (the “Plan”), which is incorporated into this Agreement by this reference. Capitalized terms not otherwise defined have the meanings set forth in the Plan.

1. Grant of Stock Bonus

Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Participant a stock bonus consisting of _______ shares of the Common Stock of Sentinel Holdings, Ltd (the “Shares”). The Shares are being issued to Participant in recognition of bona fide services rendered to the Company, within the meaning of Form S-8 under the Securities Act of 1933.

2. Vesting; The Shares shall be vested, as of the date of the issuance of the Shares to recipient, subject to contractual limitations on transfer or sale set forth below.

3. Issuance and Delivery of Shares

(a) Issuance

Upon grant, the Company shall cause the Shares to be issued in Participant’s name, either by book-entry notation or by issuance of stock certificates.

(b) Legends

The stock certificate or book-entry statement will bear a legend describing the holding period during which the shares may not be transferred or sold.

4. Rights as a Shareholder

Except as otherwise provided in this Agreement:

•Participant shall have all rights of a shareholder with respect to vested Shares, including voting rights and the right to receive dividends.

5. Restrictions on Transfer

The Shares may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed for a period of twenty four months from issuance, and thereafter only in compliance with Federal and State Securities Laws.

Any attempt to transfer Shares in violation of the above provision shall make this Award Agreement immediately null and void.

6. No Forfeiture of Issued Shares

If Participant’s employment or service with the Company terminates for any reason before the Shares can be transferred or sold, the prohibition on transfer remains, but the Participant is entitled to keep the shares, and may sell them after the “No Transfer” period ends.

7. Taxes and Withholding

Participant shall be responsible for all taxes arising from the Award.
The Company may withhold taxes through:

•Payroll withholding,

•Cash payment by Participant, or

•Net share withholding (reducing Shares delivered to satisfy withholding).

Participant agrees to make arrangements satisfactory to the Company to satisfy any applicable tax withholding obligations.

8. Securities Law Compliance

The grant and issuance of the Shares are intended to qualify under an effective Registration Statement on Form S-8. The Company represents that the issuance complies with:

•Securities Act of 1933

•Form S-8 limitations

•Applicable state securities laws

Participant agrees to comply with all applicable securities laws and Company policies.

9. No Right to Continued Employment or Service

Nothing in this Agreement or the Plan guarantees:

•Continued employment,

•Continued service as a consultant or advisor, or

•Continued service as a director.

The Company retains the right to terminate Participant’s relationship at any time, with or without cause.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

11. Plan Controls

If any term of this Agreement conflicts with the Plan, the Plan shall control.
The Administrator’s interpretation of the Plan and this Agreement shall be final and binding.

12. Entire Agreement

This Agreement and the Plan constitute the entire agreement between the parties regarding the Stock Bonus Shares and supersedes any and all prior agreements relating to this subject.

13. Electronic Delivery; Counterparts

The Company may deliver documents and disclosures electronically.

This Agreement may be executed in counterparts, including electronic signatures, each of which shall be deemed an original.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Awards Agreement as of the Award Date.

Sentinel Holdings,
By: ___________________________________
Name: [Authorized Officer]
Title: [Title]

PARTICIPANT:_________________________

Address:________________________________